Subject:  Eureka Bank
          Holding Company Reorganization

                                               Contact:  Gary B. Pepper
                                                         Chief Financial Officer
                                                         (412) 681-8400

                                                         For Immediate Release
                                                         April 1, 2003

                       EUREKA BANK ANNOUNCES COMPLETION OF
                     MID-TIER HOLDING COMPANY REORGANIZATION

     Pittsburgh, Pennsylvania - Eureka Bank announced today that it completed its reorganization into a three-tier mutual holding company structure effective after the close of business on Monday, March 31, 2003. In connection with the reorganization, which was approved by stockholders at Eureka Bank's Annual Meeting of Stockholders on January 27, 2003, each share of common stock of the Bank has been converted into one share of common stock in Eureka Financial Corp. ("Stock Holding Company"), a newly formed federal corporation. Eureka Bancorp, MHC will own 58.8% of the outstanding stock of the Stock Holding Company and the Bank will be a wholly owned subsidiary of the Stock Holding Company.

     Stock certificates formerly representing Eureka Bank common stock are now deemed for all corporate purposes to evidence ownership of the same number of shares of Eureka Financial common stock, and there is no requirement for stockholders to exchange or surrender their current stock certificates until they sell or transfer their shares.

     Effective April 1, 2003, the Common Stock of Eureka Financial Corp. has replaced the Bank's common stock on the Electronic Bulletin Board. The Eureka Financial Corp. Common Stock will trade under the new symbol "EKFC."